FORM 10f-3
Registered Domestic Securities

FUND:  MGI Core Opportunistic Fixed Income Fund

1. Issuer: United Healthcare Corporation

2. Date of Purchase: 2-27-06

3.  Date offering commenced: 2-27-06

4. Underwriters from whom purchased: JP Morgan Securities, Inc.

5. Subadvisor of Managed Portion: __BlackRock_Advisors, Inc.

6. Affiliated person in underwriting syndicate: -------_PNC Capital Markets

7. Nature of affiliation1 : PNC Financial Services is majority shareholder

8. Aggregate principal amount or number of shares purchased:

Fund: $125,000
BlackRock: $100,000,000

9. Aggregate principal amount or total number of shares of offering: $850,000,000

10. Purchase price (net of fees and expenses): 99.279

11. Initial public offering price: 99.279

12 Commission, spread or profit: _0.875___% $

13. Have the following conditions been satisfied?
	YES	NO
a. The securities are part of an issue registered under the 1933 Act that is being offered to the public.	____X__	_________
	____X__	_________
	____X___	_________
d. The issuer of the securities and any predecessor has been in continuous operation for not less than three years.	____X___	_______
e. The underwriting was a firm commitment underwriting.	___X____	_______
f. The commission, spread or profit received by the principal underwriters was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

	___X___	_______
g. The amount of such securities purchased by the Fund and all investment companies and discretionary accounts advised by the same Advisor did not exceed 25% of the principal amount of the offering.	____X__	_______
	____X___	________
	____X___	________

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.

Approved: /s/ Deirdre Curry  Date: 4/13/06

1 For purposes of Rule 10f-3, relevant affiliated persons include any officer, trustee or employee of the Funds, or any Advisor, or any person of which such officer, trustee, employee or Advisor is an affiliated person.